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                                                                   EXHIBIT 23(6)

                            CONSENT OF BT WOLFENSOHN

    We hereby consent to (i) the inclusion of our opinion letter, dated August 9, 1998, to the Board of Directors of Harrah's Entertainment, Inc. as Appendix B to the Joint Proxy Statement/Prospectus and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "Summary--Opinions of Financial Advisors," "The Merger--Background of the Merger," "The Merger--Recommendations of the Boards of Directors of Harrah's and Rio; Reasons for the Merger" and "The Merger--Opinion of Financial Advisor to Harrah's." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement on Form S-4 within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

    BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker-dealer and member of the New York Stock Exchange.

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                                BT WOLFENSOHN
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October 15, 1998